EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors
American Skiing Company:

We consent to the incorporation by reference in Registration Statement No. 333-48449 on Form S-8 of American Skiing Company of our report dated October 6, 2003 on the consolidated balance sheets of American Skiing Company and subsidiaries as of July 27, 2003 and July 28, 2002, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended July 27, 2003, which report appears in the July 27, 2003 Annual Report on Form 10-K of American Skiing Company. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in the fiscal year ended July 28, 2002.

// KPMG LLP //

Salt Lake City, Utah
October 27, 2003